For Immediate Release

October 14, 2014

Neah Power System’s presents BuzzBar® Suite for Africa Markets

African Chamber of Commerce invites Dr. Chris D’Couto to present BuzzBar Suite to meet Africa off-the-grid power needs

Bothell, WA (October 14, 2014) –Neah Power Systems Inc. (OTCBB: NPWZ), an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries, is pleased to announce Dr. Chris D’Couto, President and CEO of Neah Power Systems, has been invited as a special guest to attend and present about the BuzzBar Suite at the African Chamber of Commerce of the Pacific Northwest (ACCPNW) in Seattle, WA, on Tuesday, October 14, 2014.  Dr’ D’Couto will discuss the ability of the product to address off-grid power for consumers, and the campaign to benefit the Asante Africa Foundation.

“I am honored to be invited to the African Chamber of Commerce of the Pacific Northwest to discuss with the attendees our BuzzBar Suite product line and other products for off-grid power,” said Dr. Chris D’Couto, CEO of Neah Power Systems. “Neah Power Systems takes pride in serving these emerging markets and working with ACCPNW to develop business prosperity between Africa and the Northwest United States.”

The BuzzBar Suite® (www.buzzbarsuite.com) is the ONLY product that enables off-the-grid recharging of mobile consumer electronics via USB connectors from solar panels, AA/AAA batteries, fuel cells or the grid or any combination of these sources.

About The African Chamber of Commerce of the Pacific Northwest

The African Chamber of Commerce of the Pacific Northwest (ACCPNW) is a membership based, non-profit organization. This mission of ACCPNW is to promote an environment of direct trade and business prosperity between Africa and the Northwest United States. ACCPNW provides free business seminars to local minority business owners. The training courses range from the process of starting and sustaining a business to the techniques of effective business development. ACCPNW was established in January of 1998.

About Neah Power Systems, Inc

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. Most recently, Neah Power Systems was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. For more information visit www.neahpower.com.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

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For more information please contact Veronica Welch at 1-508-643-8000;
Ronnie@cwrpartners.com